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                                                                       Exhibit L

                                       June 26, 2001


PIMCO Municipal Income Fund
c/o PIMCO Advisory Services
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

     We have acted as counsel to PIMCO Municipal Income Fund (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 (File No. 333-61062) (the "Original Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended (the "Investment Company Act"), in connection with the registration of certain of its common shares of beneficial interest. This opinion is being issued in connection with the Registration Statement of the Fund on Form N-2 (the "New Registration Statement"), which is being filed pursuant to Rule 462(b) under the Securities Act to register additional common shares of the beneficial interest of the Fund (the "Additional Common Shares") that are part of the same offering described in the Original Registration Statement. The Additional Common Shares are to be sold pursuant to an Underwriting Agreement substantially in the form filed as an exhibit to the Original Registration Statement (the "Underwriting Agreement") among the Fund, UBS Warburg LLC, CIBC World Markets Corp. and A. G. Edwards & Sons, Inc.

     We have examined the Fund's Agreement and Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts, as amended (the "Declaration of Trust"), and the Fund's Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Additional Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

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PIMCO Municipal Income Fund           -2-                          June 26, 2001


     1. The Fund is a duly organized and validly existing unincorporated association under and by virtue of the laws of The Commonwealth of Massachusetts.

     2. The Additional Common Shares have been duly authorized and, when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Additional Common Shares for offering and sale pursuant to the Securities Act, as amended. We consent to the filing of this opinion with and as part of the New Registration Statement and to the references to our firm in under the captions "Tax matters" and "Legal matters" in the Prospectus incorporated by reference into the New Registration Statement.

                                       Very truly yours

                                       /s/ Ropes & Gray

                                       Ropes & Gray